UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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CASH AMERICA INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 25, 2007

To Our Shareholders:

You are cordially invited to attend Cash America International, Inc.’s Annual Meeting of Shareholders to be held on Wednesday, April 25, 2007 at 8:00 a.m., Mountain Standard Time, at the Arizona Biltmore, 2400 East Missouri Avenue, Phoenix, Arizona 85016. At the Annual Meeting, we will ask you to:

(1)	Elect eight directors to serve until the 2008 Annual Meeting;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007;

(3)	Approve the Cash America International, Inc. Senior Executive Bonus Plan; and

(4)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

Only shareholders of record at the close of business on March 2, 2007 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.

We sincerely desire your presence at the meeting. Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

J. Curtis Linscott Secretary

Fort Worth, Texas

March 29, 2007

1600 West 7th Street

Fort Worth, Texas 76102

(Principal Executive Offices)

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

April 25, 2007

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Shareholders. We will hold the Annual Meeting at 8:00 a.m., Mountain Standard Time, on Wednesday, April 25, 2007 at the Arizona Biltmore, 2400 East Missouri Avenue, Phoenix, Arizona 85016 and at any recess or adjournment thereof. We will begin sending this proxy statement and the enclosed proxy card to our shareholders on or about March 29, 2007.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2006 with these proxy materials, but it is not part of the proxy solicitation material.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, we will ask you to:

(1)	Elect eight directors to serve until the 2008 Annual Meeting;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007;

(3)	Approve the Cash America International, Inc. Senior Executive Bonus Plan; and

(4)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

VOTING PROCEDURES

Who is Entitled to Vote. Only record holders of our common stock at the close of business on March 2, 2007, the record date, are entitled to vote. At the close of business on the record date, there were 29,728,332 shares of common stock, par value $.10 per share, issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in electing directors.

Quorum. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock on the record date is needed to constitute a quorum at the Annual Meeting. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote. If you are a shareholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope.

If you hold your shares in an account through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card provided to you by your broker or nominee or as otherwise provided by the instructions you receive from your broker.

Vote Required to Elect Directors. In the election of directors, the eight nominees for election as directors who receive the most votes “for” election will be elected. Withheld votes, abstentions and broker non-votes do not affect whether a nominee has received sufficient votes to be elected.

Vote Required to Adopt Proposals. For the proposals to ratify the selection of our independent registered public accounting firm and to approve the Cash America Senior Executive Bonus Plan, the affirmative vote of the majority of common stock represented in person or by proxy will be required for approval. For these proposals, abstentions will be treated as shares present or represented and voting, so an abstention will have the effect of a vote against the proposal.

How Your Shares Will Be Voted if You do Not Provide Instructions to Your Broker. If you are the beneficial owner of shares that your broker holds in street name, your broker, as the registered holder, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, the broker will be entitled to vote those shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). These shares will be included in determining the presence of a quorum at the meeting but would not be considered “present” for purposes of voting on a non-discretionary proposal. The election of directors and both other proposals will be “discretionary” items.

If You Wish to Change Your Voting Instructions. If you submit your proxy but later decide to change or revoke your voting instructions, you may do so at any time before the proxies are voted at the Annual Meeting either by notifying the Secretary of the Company in writing at the Company’s principal executive offices that you wish to revoke your proxy, by delivering a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person. Please note that your attendance at the Annual Meeting will not of itself revoke your proxy.

Solicitation Expenses. We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies and will pay the firm a fee of approximately $6,000 for these services. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation. We will not pay these persons additional compensation for these efforts, but will reimburse their out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has eight members, each of whom is elected annually. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the eight nominees listed below for election as directors. Those elected will serve until the 2008 Annual Meeting, until their successors are elected and qualify or until their earlier death or resignation.

All of the nominees are current directors and all were elected by the shareholders at the 2006 Annual Meeting. All of the nominees are independent except for Mr. Daugherty and Mr. Feehan. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or is unable to serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee that the Board proposes unless you indicate otherwise.

The following is information about each nominee:

Name and Age	Principal Occupation During Past Five Years	Director Since
Jack R. Daugherty (59)	Mr. Daugherty founded the Company and has served as Chairman of the Board since its inception. He was also the Company’s Chief Executive Officer from its inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. Other public company directorships currently held: None.	1983

Daniel E. Berce (53)	Mr. Berce has been President and Chief Executive Officer of AmeriCredit Corp. since August 2005 and its President since April 2003. He was AmeriCredit’s Vice Chairman and Chief Financial Officer from November 1996 until April 2003, and, prior to November 1996, served AmeriCredit as its Executive Vice President, Chief Financial Officer and in other positions. Before joining AmeriCredit, he was a partner with Coopers & Lybrand. Other public company directorships currently held: AmeriCredit Corp. and AZZ incorporated.	2006

A. R. Dike (71)	Mr. Dike has owned and served as President of The Dike Co., Inc. (a private insurance agency) since 1998. He served as Chairman of Willis Corroon Life, Inc. of Texas from 1991 through June 1999. Other public company directorships currently held: AmeriCredit Corp.	1988

Daniel R. Feehan (56)	Mr. Feehan became Chief Executive Officer and President of the Company in February 2000. Prior to that he served as President and Chief Operating Officer, beginning January 1990. Other public company directorships currently held: AZZ incorporated and RadioShack Corporation.	1984

Name and Age	Principal Occupation During Past Five Years	Director Since

James H. Graves (58)	Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2002. He is also a Director of BankCap Partners, LP, a private equity fund, which he co-founded in February 2006. He was Chief Executive Officer of Texas Capital Investors, a subsidiary of Texas Capital Bank Holding Company, from October 2005 until February 2006. He was Vice Chairman and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. He has been a partner in Haverfield Homes, LP, a Dallas-based home construction company, since June 2004. From November 2000 until January 2002, he was a Managing Director-Investment Banking for UBS Warburg. Other public company directorships currently held: Hallmark Financial Services, Inc.	1996

B. D. Hunter (77)	Mr. Hunter served as Vice Chairman of the Board of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses from January 2000 until February 2005 and is currently a consultant to that company. Other public company directorships currently held: None.	1984

Timothy J. McKibben (58)	Mr. McKibben has served as Chairman of the Board of Ancor Holdings, L.P., a private investment firm, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a medical products manufacturing company he co-founded in 1978. Other public company directorships currently held: None.	1996

Alfred M. Micallef (64)	Mr. Micallef has served as Chairman and President of JMK International, Inc., formerly known as M International-Nev, Inc., a holding company of rubber and plastics manufacturing businesses, for more than five years. Other public company directorships currently held: Lone Star Technologies, Inc.	1996

The Board of Directors unanimously recommends that you vote FOR each of the nominees.

PROPOSAL 2

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007, subject to your ratification.

The Board is asking you to ratify the selection of PricewaterhouseCoopers LLP. Although our bylaws do not require this ratification, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an important opportunity for you to provide direct feedback to the Board on an important issue of corporate governance. If our shareholders do not ratify the selection, we will consider that action as a direction to the Audit Committee and the Board of Directors to consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee has the discretion to select a different independent registered public accounting firm, subject to ratification by the full Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement.

The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for 2007.

Audit and Non-Audit fees

Fees paid to PricewaterhouseCoopers LLP during the last two fiscal years were as follows:

	2006	2005	Description of Fees
Audit Fees:	$741,731	$788,490	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of management’s assessment of internal control over financial reporting, and statutory audits of subsidiaries required by governmental or regulatory bodies.

Audit-Related Fees:	205,485	78,500	Audit-related fees consist of acquisition due diligence services, SAS 70 systems audits and uniform franchise offering circular review.

Total:	$947,216	$866,990

We paid no tax-related or other fees to PricewaterhouseCoopers during the last two fiscal years.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s charter requires that the Audit Committee pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for the Company, subject to the requirements of applicable law.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, our management will present a proposal to the Audit Committee describing the services in each of four categories of services (audit services, audit-related services, tax services and other services) expected to be rendered during the next year and a budget for fees related to such services.

After the Audit Committee has approved the proposal, it must approve any fees that exceed the budgeted amount for a particular category of services or the engagement of the independent registered public accounting firm for any services not included in the proposal. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that such services are within the parameters that the Audit Committee approves. The Audit Committee pre-approved all of the Audit and Audit-Related Fees for 2005 and 2006.

PROPOSAL 3

PROPOSAL TO APPROVE THE COMPANY’S SENIOR EXECUTIVE BONUS PLAN

The proposed Senior Executive Bonus Plan (the “Plan”) provides for incentive compensation to key executives based on the achievement of goals relating to the performance of the Company and its business units. Our Board of Directors, upon the recommendation of its Management Development and Compensation Committee, has approved the adoption of the Plan, under which we would grant incentive awards to certain key executives beginning with the 2008 fiscal year. The proposal requires that the holders of a majority of the outstanding shares of common stock represented at the 2007 Annual Meeting of Shareholders approve the Plan. We are seeking your approval of the Plan so that payments under the Plan utilizing performance goals set out in the Plan may be eligible for full income tax deductibility under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) if all of the requirements of Section 162(m) are satisfied.

Background and Reasons for Adoption

We have historically awarded cash bonuses to our officers and other employees working in our headquarters and certain regional offices under a Short Term Incentive Plan, or “STI plan.” Under the STI plan, we reward STI plan participants with bonuses based on the achievement of certain Company-wide and personal financial and performance objectives. Section 162(m) generally places a $1 million annual limit on the income tax deductibility of compensation paid to each of our most highly compensated executive officers who are employed by the Company or any of its corporate subsidiaries. However, we may deduct compensation in excess of that amount that qualifies as “performance-based compensation” if all of the requirements of Section 162(m) are satisfied. Accordingly, your approval of the Plan is being sought so that payments of awards made under the Plan may qualify as “performance-based compensation” under Section 162(m) if all of the requirements of Section 162(m) are satisfied. The performance goals and other terms of the Plan are described below.

Description of the Plan

The following paragraphs summarize the principal features of the Plan and its operation. The full Plan document is included as an exhibit to this Proxy Statement, and the following summary is qualified in its entirety by reference to the Plan document.

Purpose

The Plan is intended to increase shareholder value and the success of the Company by linking a portion of the key executives’ compensation to our financial performance, providing rewards for improving financial performance, and motivating our key executives to perform to the best of their abilities to achieve the Company’s objectives.

Administration of the Plan

The Management Development and Compensation Committee (the “Committee”) of the Board of Directors will administer the Plan. The members of the Committee must qualify as “outside directors” under Section 162(m) for purposes of qualifying the Plan as performance-based compensation under that section. Subject to the terms of the Plan, the Committee has the sole discretion to determine the officers who will be granted awards, and the amounts, terms and conditions of each award.

Eligibility to Receive Awards

All Company officers will be eligible to participate in the Plan. The Committee will annually determine, in its sole discretion, which officers will participate in the Plan. In selecting Plan participants for a Plan year, the Committee will choose those officers who are likely to have a significant impact on Company performance. We currently expect that the Committee may designate participants from our senior officer group in 2008, when the Plan would take effect. No designation has been made, however. Our senior officers currently include our Chief Executive Officer, Daniel R. Feehan and our executive vice presidents, Thomas A. Bessant, Jr., Executive Vice President & Chief Financial Officer; James H. Kauffman, Executive Vice President-Financial Services; Jerry Finn-Executive Vice President-Pawn Operations, Michael D. Gaston, Executive Vice President-Business Development; Robert D. Brockman, Executive Vice President –Administration; Jerry A. Wackerhagen, Executive Vice President and Chief Information Officer; J. Curtis Linscott, Executive Vice President, General Counsel and Corporate Secretary; and Albert Goldstein, Executive Vice President – Internet Lending.

Target Awards and Performance Goals

Under the Plan, the Committee will annually establish, in writing: (i) a target award for each participant, (ii) the performance goals that must be achieved in order for the participant to be paid the target award, and (iii) a payout formula to determine the actual amount of the award, which could be less than or more than the target amount, based on a comparison of actual performance to the pre-established performance goals.

Each participant’s target award will be expressed as a percentage of his or her base salary. Base salary under the Plan means 100% of the base salary actually paid during the Plan year, and before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

There are eighteen performance measures that the Committee may use in setting the performance goals for any year. The Committee has the discretion to select from among these measures when setting performance goals for a particular year. The performance goals applicable to any participant will provide for a targeted level of attainment of one or more of the following objective measures with respect to the Company or an affiliate, or to the subsidiary, division or department for or within which a participant performs services: (i) revenue growth; (ii) earnings before interest, taxes, depreciation, and amortization; (iii) earnings before interest and taxes; (iv) operating income; (v) pre-or after-tax income; (vi) pre- or after-tax income from continuing operations; (vii) pre-or after-tax income excluding extraordinary items; (viii) earnings per share; (ix) cash flow; (x) cash flow per share; (xi) return on equity; (xii) return on invested capital; (xiii) return on assets; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of income or expense levels; and/or (xviii) improvement in or attainment of working capital levels. The Committee may choose performance goals which apply on either a company, division or department basis, as deemed appropriate in light of the participant’s responsibilities.

Determination of Actual Awards

After the end of each Plan year, the Committee must certify in writing the extent to which the performance goals applicable to each participant as established in the first 90 days of the Plan year were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance that the Committee certifies. However, the Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. No participant’s actual award under the Plan may exceed $2.5 million for any year.

The Plan requires that the participant be continuously employed by the Company. If a participant terminates employment with the Company before January 1 of the year following a Plan year, he or she generally will not be entitled to receive an award for that Plan year. The Committee has the discretion, however, to pay a terminated participant all or part of the award actually earned for the year of termination.

Plan awards will be payable in cash or its equivalent after the end of the year during which the award was earned, subject to the Committee’s discretion to reduce or eliminate the award. The Committee may, however, establish programs, procedures and payment mechanisms to permit selected participants to defer receipt of their actual awards. If a participant dies after earning an award for a particular year, but before the award is actually paid, the award will be paid to his or her estate.

Plan Awards

There have been no awards under the Plan. The awards that would be granted under the Plan are not now determinable since the awards will be determined based on actual future performance. Since performance goals may not be achieved, there can be no assurance that any awards will be paid in any future period. The awards (if any) paid under the Plan generally will be the only annual cash incentive bonus the participant will receive. Officers and employees who are not participants in the Plan may be eligible for incentive bonus awards under the STI plan or other bonus plans adopted by the Company.

Amendment and Termination of the Plan

The Board or the Committee may amend or terminate the Plan at any time and for any reason, but in accordance with Section 162(m), certain material amendments to the Plan will be subject to shareholder approval. We also expect to resubmit the Plan to shareholders from time to time as may be deemed necessary to remain in compliance with Section 162(m) requirements.

The Board of Directors recommends a vote FOR the approval of the Company’s Senior Executive

Bonus Plan.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Committees of the Board of Directors

Our Board of Directors has three standing committees: the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. Committee members are named below. All members of the three standing committees are independent directors.

Audit	Management Development and Compensation	Nominating and Corporate Governance
James H. Graves (chair)	B. D. Hunter (chair)	Timothy J. McKibben (chair)
Daniel E. Berce	Daniel E. Berce	James H. Graves
Timothy J. McKibben	A.R. Dike	Alfred M. Micallef

Audit Committee. The Audit Committee’s principal responsibilities are described under “Audit Committee Report” found later in this Proxy Statement. The Audit Committee Report also describes the independence and “financial expert” status of Audit Committee members.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s responsibilities include (i) overseeing the Company’s incentive compensation plans and equity-based plans, (ii) developing and overseeing the Company’s succession planning and leadership development efforts and (iii) annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on that evaluation. The Committee also administers the 2004 Long-Term Incentive Plan. The full Board of Directors reviews the Committee’s decisions and recommendations relating to executive compensation.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers and recommends to the Board qualified candidates for inclusion on the slate of nominees for the Board of Directors. It also assists in developing and recommending corporate governance principles and practices, including determining director independence and committee membership.

Meetings of the Board of Directors

During 2006:

•	the Board of Directors held five meetings and acted by unanimous written consent once;

•	the Audit Committee held five meetings;

•	the Management Development and Compensation Committee held four meetings;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the non-management members of the Board of Directors held five executive sessions.

All directors attended 75% or more of the total number of meetings of the Board and of committees on which they serve, and each attended our 2006 Annual Meeting. While we do not have a formal policy requiring them to do so, we encourage our directors to attend the Annual Meeting and expect that they will. Non-management members of the Board of Directors hold regular executive sessions in connection with each of the Board’s regularly scheduled meetings and at other times as they may deem necessary.

Director Qualification Criteria

Candidates for director are selected for their character, judgment, business experience and acumen. Financial expertise and familiarity with national and international issues affecting our business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board be independent in accordance with New York Stock Exchange listing standards.

Directors’ Compensation

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in cash ($) (1)		Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)		Total($)
Jack R. Daugherty	$27,500		$40,000	—	—	—	$3,793	(4)	$71,043
Daniel R. Feehan	$27,500		—	—	—	—	—		$27,500
Daniel E. Berce	$24,000		$40,000	—	—	—	—		$64,000
A.R. Dike	$33,500		$40,000	—	—	—	—		$73,500
James H. Graves, Chairman of the Audit Committee	$44,500	(2)	$40,000	—	—	—	—		$84,500
B. D. Hunter, Chairman of the MD&C Committee	$36,500	(2)	$40,000	—	—	—	—		$76,500
Timothy J. McKibben, Chairman of the N&CG Committee	$41,500		$40,000	—	—	—	—		$81,500
Alfred M. Micallef	$33,500		$40,000	—	—	—	—		$73,500

(1)	Each director, including Mr. Feehan, receives a $5,000 quarterly retainer and a meeting fee of $1,500 per Board meeting attended. The Audit Committee chair receives an additional annual retainer of $8,000, and the chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each receive additional annual retainers of $5,000. All committee members receive meeting fees of $1,000 for each committee meeting attended.

(2)	Messrs. Graves and Hunter elected to defer their compensation. Non-employee directors may elect to defer all or part of their cash compensation in a calendar year pursuant to the terms of the 2004 Long-Term Incentive Plan. Deferred amounts are in the form of Company common stock, the amount of which is based on the closing price of the common stock on the last trading day of the month in which the cash compensation is earned. The non-employee director is entitled to receive the common stock upon retirement or separation of service from the Board for any reason.

(3)	The Company granted 1,174 restricted stock units (“RSUs”) to all directors except Mr. Feehan. These RSUs were valued at the market price of the Company’s common stock as of April 26, 2006, the grant date. One-fourth of the RSUs vest on each of the first four anniversaries of the grant date, provided that, for directors who have served five or more years, the vesting of RSUs held for one year or more fully accelerates when the director leaves the Board. Each vested RSU entitles the director to receive one share of the Company’s common stock upon his departure from the Board.

(4)	Represents payment by the Company of the actual cost of Mr. Daugherty’s medical and term life insurance premiums.

Under our 1994 Long-Term Incentive Plan, non-employee directors received options to purchase 5,000 shares of our common stock upon joining the Board of Directors and options for 2,500 shares at the time of each

Annual Meeting of shareholders. In each case, the exercise price of the options was set at the closing price of our common stock on the New York Stock Exchange on the day preceding the grant date. The options issued under this plan vested one year after the grant date and will expire upon the earlier of five years after the director’s retirement date or ten years after the grant date. The last grant of options to directors under this plan occurred in April 2003.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics (the “Code”) to govern the conduct of all of the officers, directors and employees of the Company;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board and its committees; and

•	charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code, Corporate Governance Principles, and committee charters on the Investor Relations portion of our website at www.cashamerica.com, under the “Corporate Governance” tab. You may also request printed copies from the Corporate Secretary.

Under the Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee serves as presiding director in all meetings of non-management directors.

Director Independence

The Board of Directors has determined that, with the exception of Daniel R. Feehan, our President and CEO, and Jack R. Daugherty, our Chairman of the Board and former CEO, all of our directors, including all of the members of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by the current New York Stock Exchange listing standards, all applicable rules and regulations of the Securities and Exchange Commission, and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its determination, the Board observes the criteria for independence established by the rules of the SEC and the New York Stock Exchange. The Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director or members of a director’s family may have with us. The Board considered the ownership of three Cash America pawnshop franchises directly or indirectly controlled by B. D. Hunter and members of his family when considering his independence.

Transactions with Related Persons

We have not adopted a formal written policy for the review of transactions with related persons. It has, however, been our practice for the Nominating and Corporate Governance Committee and, in certain instances, the full Board of Directors, to review and approve transactions in which the Company is a participant and a Company director or officer has a direct or indirect material interest. When reviewing such transactions, the Committee and the Board, as applicable, determine whether the transactions are in the Company’s best interest, taking into consideration whether they are on terms that are no less favorable to the Company than would be available from an unrelated third party. When the transaction has involved the sale or purchase of pawnshops, we have obtained an independent, third party valuation of the transaction to ensure that the valuation of the transaction is fair to the Company and comparable to similar arms-length transactions between unrelated parties.

During 2006, the Company did not participate in any transactions where the amount involved exceeded $120,000 and in which any director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee of the Board of Directors is an officer, former officer, or employee of the Company or any subsidiary of the Company or has any interlocking relationship with another entity requiring disclosure.

Procedure for Contacting Directors

Shareholders and interested parties may communicate with the Board or with a specific director at any time by writing to the Board or that director at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages received from shareholders and other interested parties and will forward any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board. We will send communications as soon as practicable to the director to whom they are addressed; if addressed to the whole Board or to the non-management directors, the communications will be forwarded to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, messages not addressed to the Board or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances, will not be forwarded to the Board. The Secretary has the discretion to forward these communications to appropriate persons within the Company.

Shareholder Nominations of Directors

The Nominating and Corporate Governance Committee will consider director candidates meeting director qualification criteria who are suggested by directors, management, shareholders and search firms hired to identify and evaluate qualified candidates. Shareholders may submit recommendations in writing to the Corporate Secretary of the Company. Any written recommendation must be received by the Secretary not later than November 27, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s common stock, par value $.10 per share, is its only outstanding class of equity securities.

Securities Owned by Principal Shareholders

Based on a review of documents publicly filed with the Securities and Exchange Commission (“SEC”), we are not aware of any person or entity that is the beneficial owner of more than five percent (5%) of our common stock.

Securities Owned by Officers and Directors

The following table sets forth information about the beneficial ownership of our common stock as of the record date by our directors, nominees for election as directors, executive officers whose compensation is disclosed in the Executive Compensation section in this proxy statement, and all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Class
Daniel E. Berce	5,294		*
Jack R. Daugherty	20,977		*
A. R. Dike	21,763		*
Daniel R. Feehan	542,397		1.81%
James H. Graves	27,373		*
B. D. Hunter	40,312	(3)	.14%
Timothy J. McKibben	29,888.10%
Alfred M. Micallef	5,763		*
James H. Kauffman	173,667.58%
Thomas A. Bessant, Jr.	90,731.30%
Jerry D. Finn	10,252		*
Michael D. Gaston	74,018	(4)	.25%
All Directors and Executive Officers as a group (16 persons)	1,123,780	(5)	3.69%

*	Indicates ownership of less than .1% of our common stock

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Except as otherwise indicated in this paragraph, the indicated percentages are based on 29,728,332 shares of common stock issued and outstanding on the record date. For those holding options and restricted stock units, the percentage ownership is calculated by also including as outstanding:

(a) shares underlying such options that are presently purchasable or purchasable within the next sixty days;

(b) unvested restricted stock units held by directors that vest within the next sixty days or whose vesting could accelerate upon the termination of a director’s Board service if that director has served on the Company’s Board of Directors for at least five continuous years and at least 360 days after the date of the restricted stock unit grant; and

(c) vested restricted stock units whose delivery certain officers have elected to defer until after the termination of their employment.

The following shares are issuable under options that are exercisable within sixty days of March 2, 2007: Mr. Daugherty – 10,000 shares; Mr. Hunter – 15,000 shares; Mr. Feehan – 275,000 shares; Mr. McKibben 20,000 shares; Mr. Kauffman – 100,000 shares; Mr. Bessant – 75,000 shares; and Mr. Gaston – 40,906 shares.

Restricted stock units whose vesting could be accelerated upon a director’s termination of Board service, or whose delivery has been deferred until an officer’s termination of employment are: Messrs Daugherty, Dike, Graves, Hunter, McKibben and Micallef – 5,763 shares each; Mr. Feehan – 34,255 shares; Mr. Bessant – 2,461 shares; Mr. Finn – 7,223 shares; Mr. Kauffman – 18,950 shares; and Mr. Gaston – 14,036 shares. No officer or director currently intends to terminate his employment or Board service.

(3)	This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(4)	This amount includes 2,500 shares held by Mr. Gaston’s wife.

(5)	This amount includes 602,906 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options, 34,872 shares that directors would have the right to acquire through the accelerated vesting of restricted stock units if their Board service terminates, and 85,446 shares whose delivery officers have elected to defer until the termination of their employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Management Development and Compensation Committee (the “Committee”) of our Board of Directors is responsible for overseeing the establishment and implementation of our compensation policy and monitoring our compensation practices. The Committee ensures that our executive officers’ total compensation is fair, reasonable and competitive. The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, determining and approving the Chief Executive Officer’s compensation based on that evaluation, and making recommendations to the Board with respect to other executive officers’ compensation, overseeing incentive compensation and equity based plans and advising on other such management development issues as the Board may specify.

Throughout this proxy statement, our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table are referred to as “named executive officers.”

Compensation Philosophy and Objectives

We strive to attract, motivate and retain the highest quality executives by providing total compensation that is performance-based and competitive with compensation in the market and industries where the Company competes for talent. We provide our executives with compensation that is linked closely to our shareholders’ financial interests and to our executives’ respective contributions toward enhancing the value of our shareholders’ investment in our Company. The types of compensation and benefits that we provide to the named executive officers are similar to those provided to our other executive officers.

The Committee adopted an executive compensation policy in 2003. We and the Committee follow that policy when reviewing our overall compensation policies and practices. The compensation policy focuses on the following objectives:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short and long term interests with those of our shareholders;

•	Investing in achievable corporate compensation plans that yield a positive return to the Company;

•	Providing a disciplined and flexible administration that is easily communicated and understood, and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of the competitive group described more fully below;

•	Targeting competitive short term incentives at the 60th percentile of our competitive group, and paid at the 75th percentile for outstanding performance; and

•	Providing competitive benefits and perquisite programs to senior management, targeted at the 50th percentile of our competitive group.

Our management and the Committee use the following compensation program criteria when they design and make decisions about specific compensation elements for our senior officers. These criteria are also part of the compensation policy adopted in 2003 and are intended to help ensure that specific elements of compensation are consistent with our compensation policy. The compensation program criteria are intended to:

•	Formalize our historical practice of linking compensation with the individual’s performance and with our overall performance;

•	Improve and clarify our compensation practices and objectives for both our employees and shareholders; and

•	Formalize the mechanics by which executive compensation is determined and paid.

The principal compensation elements we use to achieve our policy and program objectives are:

•	Base salary;

•	Performance-based annual bonus (i.e. short term incentive) that is paid in cash; and

•

Annual grants of long term equity-based compensation (i.e. longer term incentives), which recently have been in the form of restricted stock units, but could also be other forms of equity based compensation, such as stock options, restricted stock and stock appreciation rights.

In making decisions regarding each compensation element, the Committee considers and regularly reviews the competitive market for executives and compensation levels provided by comparable companies with whom we compete for executive talent, principally retail organizations, financial services firms and non-manufacturing service companies (i.e., our competitive group). The businesses chosen for comparison may vary from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible, and include our direct competitors. These businesses typically include First Cash Financial Services, EZCORP, Inc., Dollar Financial Corp., QC Holdings, Inc. and Advance America, Cash Advance Centers, Inc. We also look to the salary information of other financial services companies in the United States whose annual revenues are comparable to ours and rely on salary surveys compiled by and purchased from compensation consultants and other providers of such data. While we periodically engage a compensation consultant to review our compensation program and structure, we did not do so when determining compensation paid or earned during 2006.

Executive Compensation Practices

Our practices with respect to base salary, the performance-based annual bonus, long term equity-based compensation and other elements of compensation are set forth below and include a discussion of the specific factors considered in determining key elements of 2006 compensation for the named executive officers.

The Committee makes all decisions concerning the Chief Executive Officer’s compensation. In determining and approving the Chief Executive Officer’s compensation, the Committee annually reviews his performance in light of our goals and objectives and the performance evaluations of our other executive officers. The decisions of the Committee apply to the individual elements of the Chief Executive Officer’s compensation. The Committee also approves the incentive compensation and supplemental executive retirement contributions to other named executive officers. The Chief Executive Officer, in consultation with other members of management and the Committee, approves the base salaries of the other named executive officers

Base Salary

The objective of base salary is to reflect job responsibility, value to the Company and individual performance.

Our Chief Executive Officer’s employment agreement, which was executed in 2004, set his minimum base salary at $433,000. The Committee is free, however, to set his salary at a higher level that it deems appropriate, and has done so annually since the employment agreement was executed. For the other named executive officers, the base salary is determined according to:

•	The role the executive plays within the Company;

•	The knowledge and skill required to fulfill the role; and

•	The external marketplace, principally the competitors identified above, retail organizations, financial service firms and non-manufacturing service industries.

The mid-point of a position’s salary range is set at the median of the external market.

Salaries are reviewed annually. The Committee reviews the base salary of the Chief Executive Officer. The Chief Executive Officer and the Committee review the base salary of the other executive officers, including the named executive officers. Merit increases are based on the executive’s management and leadership effectiveness over the performance period. An individual’s base salary may or may not be increased, depending on market movement and the individual’s performance.

2006 Decisions. During the term of his employment agreement, Mr. Feehan has received annual increases based on his performance. In light of our accomplishments in the year preceding his most recent increase, which included our successful rollout of the credit services organization cash advance product, as well as record revenues and earnings, Mr. Feehan’s base salary was increased from $494,910 to $512,232, or 3.5%, effective July 1, 2006.

The base salaries of the other named executive officers were increased at the same time as Mr. Feehan’s base salary, based on the factors described above. In 2006, these base salaries were increased as follows:

Name	2006-2007	2005-2006
Mr. Bessant	$277,000	$258,800
Mr. Kauffman	$302,635	$292,400
Mr. Finn	$267,860	$258,800
Mr. Gaston	$235,150	$227,200

Short Term Incentive Compensation

Our Short-Term Incentive Plan, or “STI plan,” provides our named executive officers and other employees the opportunity to earn annual short-term incentive-based cash awards (“STI awards”) based on the Company’s achievement of financial objectives and other factors that the Committee may determine. The Committee has the sole discretion of establishing an STI plan for a given year and paying STI awards after the end of the year. No Company employee has any contractual right to any incentive payment.

The Committee considers establishing an STI plan for a given year and approves that year’s STI plan at its first meeting of the year, usually held in January. When approving an STI plan for an upcoming year, the Committee designates which employees are eligible to participate in the STI plan that year and approves the criteria for calculating that year’s STI awards. At the first meeting of the following year, the Committee evaluates whether the STI plan criteria for the prior year have been met and determines whether or not to pay out that year’s STI awards and the amounts of the awards.

When establishing the STI plan for the year, the Committee:

•	Reviews overall Company performance goals for the year;

•

Sets an aggregate target amount for all STI awards to be paid to all STI plan participants if the Company achieves its target financial performance goal and other objectives that the Committee may determine;

•	Assigns weightings to the financial performance goals and other objectives to be used in determining the STI award amounts; and

•	Sets target bonuses for STI plan participants who are officers, including the named executive officers, expressed as a percentage of that individual’s base salary.

At the Committee’s first meeting after the end of the plan year, the Committee

•

Measures whether and to what extent the Company achieved the financial performance goals for the year and whether other Company and individual objectives contributing to the amount of the bonus have been met;

•

Evaluates various factors to determine whether and to what extent it will exercise its discretion under the STI Plan to award lesser or additional amounts, including earnings performance, published earnings estimates, and achievement of non-financial objectives;

•	Determines whether to include non-recurring gains or losses, or unplanned acquisitions or dispositions in the financial performance criteria; and

•	Determines the actual STI awards to be paid based on that evaluation.

In 2006 and prior years the Committee has used the Company’s earnings before taxes (“EBT”), excluding any unusual items and results from significant acquisitions, as the basis of the financial performance goals of the STI plan. The EBT goal, which the Company determines as part of our annual budgeting process, reflects our management’s expectations of our performance during the upcoming year. During our budgeting process, we perform a comprehensive review of the expected revenues and proposed expenses of the Company’s business segments and administrative departments and of the Company as a whole for the upcoming year. We also evaluate historical trends and various expectations for the coming year underlying the proposed budget. At the end of this process, our management recommends to the Committee an EBT target amount that is achievable, but which would also reflect growth in the Company’s business and earnings when compared to the preceding year.

In January 2006, the Committee established the 2006 STI Plan. That plan:

•	Set an earnings performance target based on an increase in the Company’s 2006 EBT over the 2005 EBT, and set the 2005 EBT as a threshold for any payments based on financial performance;

•	Set the aggregate target amount of all STI awards to all STI plan participants that would be payable if the Company met the 2006 EBT target amount;

•	Determined that:

•	a portion of the STI awards would be tied solely to the improvement of the Company’s EBT over the prior year;

•	an additional portion of the STI awards would be based on the recommendation of the Chief Executive Officer, but would also be tied to the increase of the 2006 EBT over the 2005 EBT;

•	a portion of the STI awards would be payable based on each STI plan participant’s achievement of certain individual performance objectives; and

•	determined weightings to be assigned to each of the three foregoing portions;

•	Determined that it would not consider non-recurring gains or losses, or unplanned acquisitions or dispositions when determining whether the financial performance goal had been achieved;

•

Set the target percentage of each employee’s base salary that would be payable as an STI award if each of the three portions described above were payable at target. The targets for the named executive officers during 2006 were 50% for Mr. Feehan and 40% for Messrs. Bessant, Kauffman, Finn and Gaston; these targets were the same in 2005.

In January 2007, the Committee evaluated whether and to what extent we achieved the 2006 financial target. The Committee found that the 2006 EBT, after accrual of the 2006 STI awards based on EBT performance and excluding results attributable to non-recurring gains and losses and unplanned acquisitions, would permit an above-target payment of the portion of the STI awards tied solely to the improvement in EBT over the prior year. The Committee also determined that the STI plan participants had, in the aggregate, achieved their individual performance objectives at target. The Committee, however, upon the recommendation of the Chief Executive Officer, elected not to pay a portion of the STI awards that was based on the Chief Executive Officer’s recommendation. Based on its consideration of these factors, the Committee approved 2006 STI awards that would pay each STI participant an amount slightly below the participant’s target STI award percentages.

As a result of the Committee’s determinations, each of the named executive officers received the 2006 STI award payments in February 2007 in the amounts reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. These amounts represent the following percentages of the named executive officers respective base salaries in 2006: 49.0% for Mr. Feehan and approximately 39.2% for Messrs. Bessant, Kauffman, Finn and Gaston.

Long Term Executive Compensation

All of our officers are eligible to receive stock-based long term incentive compensation awards, which are available and paid under our 2004 Long Term Incentive Compensation Plan (the “LTIP”). The LTIP is designed to reward participants for their contributions to the Company’s consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and thereby benefit all shareholders. It is also designed to strengthen the link between improvement in the Company’s long term financial results and increases in shareholder value. Participation in the LTIP is at the discretion of the Committee, with nominations from the Chief Executive Officer, and is limited to those in management positions that have the ongoing opportunity and responsibility to influence our profitability to a significant degree. In 2006 and in prior years, officers with the title Vice President and above were eligible to participate in the LTIP.

The restricted stock units (“RSUs”) granted to officers, including the named executive officers, beginning in 2004 vest in four equal annual installments on or near each of the first four anniversaries of the grant date, provided the officer is employed by the Company on the vesting date. Upon vesting, each RSU holder is entitled to receive a share of the Company’s common stock for each RSU. Except in the event of certain changes in control, if an officer leaves the Company for any reason, he or she will forfeit any RSU awards that have not vested at the time of the departure. Executive officers and other recipients of RSUs may elect to defer receipt of up to 100% of the shares of Company common stock that are receivable when the RSUs vest.

The number of RSUs that an LTIP participant may receive is determined by dividing a specified percentage of the participant’s annual base salary by the average stock price during the 20 calendar day period ending on the date the RSUs are granted. The Committee sets the applicable percentage at its January meeting each year. For an individual officer, that percentage depends on the officer’s position in the Company. The full Board approves RSU awards.

In 2006, the Committee set the percentages for the named executive officers as follows: Mr. Feehan: 75%; Messrs. Bessant, Kauffman, Finn and Gaston: 54%. The Committee did not change the percentages applicable to a particular position from the percentage applicable during the preceding year.

In setting the percentages, the Committee reviewed the role of the LTIP award in the executive officers’ overall compensation and its role under our compensation policy, particularly that of aligning the executives’ interests with those of other shareholders, and comparisons with comparable compensation paid at other companies against whom the Company measures its compensation.

Although we have used RSUs exclusively under the LTIP since it was adopted in 2004, the LTIP also allows us to use several other forms of stock-based long term incentive compensation, including stock options, stock appreciation rights and restricted stock grants. RSUs provide value in the form of Company stock while resulting in lower share usage and lower dilution than the use of certain other types of equity awards. In addition, the opportunity for long-term capital appreciation, which is a characteristic of RSUs, helps us in our retention of our senior management and links overall pay to the Company’s long-term shareholder value.

The exercise prices of the stock options granted prior to 2004 were based on the closing price of our common stock on the day preceding the options’ grant date. The grant date during the years in which options were granted to the named executive officers as long term incentive compensation was the date of the Committee’s regularly scheduled January meeting each year.

Retirement and Other Benefits

We do not maintain a defined-benefit retirement program. Instead, the named executive officers and all other Company employees are eligible to participate in the Company’s 401(k) Savings Plan. The named executive officers and certain other highly-compensated Company employees can also participate in the Company’s Nonqualified Savings Plan. The named executive officers and other Company officers can also participate in the Supplemental Executive Retirement Program.

401(k). The Company maintains a 401(k) plan for all employees. The 401(k) plan is a tax-qualified savings plan pursuant to which all Company employees, including the named executive officers can contribute a portion of their annual salary on a pre-tax basis to the 401(k) up to certain limits prescribed by the Internal Revenue Service. The Company will match 50% of the first 5% of pay that an employee contributes. All employee contributions to the 401(k) plan are fully vested upon contribution, Company matching contributions vest over the first five years of an employee’s service with the Company, and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and Company stock when investing their 401(k) account funds.

Nonqualified Savings Plan. In addition to the 401(k) plan, named executive officers and other eligible members of management can participate in the Nonqualified Savings Plan, which is a nonqualified retirement savings plan. Under the Nonqualified Savings Plan, a participant can elect to contribute portions of his or her salary in excess of the 401(k) contribution limits prescribed by the Internal Revenue Service. The named executive officers and other eligible employees can also elect to defer up to 100% of their STI awards into the Nonqualified Savings Plan. As with the 401(k) plan, the Company will match 50% of the first 5% of base salary that is contributed to the Nonqualified Savings Plan; if an employee participates in both plans, the combined Company match to both plans will be limited to that amount. The Company matching contributions vest over the first five years of an employee’s service with the Company and are fully vested for employees who have five or more years of service. The investment options under the Nonqualified Savings Plan are the same as those available under the 401(k) plan. All the named executive officers have more than five years’ service with the Company and are fully vested.

Each employee’s Nonqualified Savings accounts generally will be distributed in a lump sum as soon as practicable after the employee terminates employment with us. An employee may also elect to defer receipt of his or her Nonqualified Savings Plan account or receive it in up to 10 annual installments. A Plan participant generally may not withdraw any portion of his or her Nonqualified Savings Plan account while employed, unless the participant suffers a severe financial hardship. A participant may also withdraw the portion of his account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by the Company.

We may pay for Nonqualified Savings Plan benefits from a rabbi trust associated with the Plan or from the general assets of the Company entity that is the employee’s employer. An employee would have the rights of a general unsecured creditor of the Company entity that is his employer to the extent he or she is owed benefits under the Nonqualified Savings Plan.

Supplemental Executive Retirement Plan (“SERP”). The SERP is designed to give officers additional contributions that are not provided for under our 401(k) plan or the Nonqualified Savings Plan. We make discretionary supplemental cash contributions after the end of each plan year into the SERP accounts of each officer who is employed by us on the last day of the plan year. Participants vest in their SERP accounts over their first five years of service with the Company, and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects, in the same manner as in the Nonqualified Savings Plan. SERP participants’ investment options are the same as those available under the 401(k) plan and the Nonqualified Savings Plan, with the exception that Company stock is not available as an investment option. The named executive officers are all fully vested since all have more than five years of service with the Company. Each participant’s SERP accounts generally will be distributed as a lump sum as soon as practicable after the termination of the employee’s employment with us. A participant may also elect to defer receipt of his or her SERP account or to receive it in up to 10 annual installments. A participant generally may not withdraw any portion of his SERP account during employment, except in case of a severe financial hardship. A participant may also withdraw the portion of his account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by the Company. We may pay for SERP benefits from a rabbi trust associated with the SERP or from the general assets of the Company entity that is the employee’s employer. An employee would have the rights of a general unsecured creditor of the Company entity that is his employer to the extent he or she is owed benefits under the SERP.

Each year the Committee sets a targeted percentage of each officer’s compensation that the Company may contribute to each officer’s SERP account as a supplemental contribution, and also determines the targeted (but non-binding) amount of the supplemental contribution for each year. For purposes of determining the contribution to each officer’s SERP account, the compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) such officer’s target STI award payable during the plan year for the preceding year’s performance, and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that an officer was eligible to participate in the SERP. For 2006, the percentage of the each named executive officer’s base salary compensation amount of the supplemental contribution for each named executive officer was 10.5% of the combined base salary paid during the year and the STI award actually paid during 2006 based on 2005 performance.

Special Restricted Stock Unit Award. When the Company adopted the SERP in 2003, it also made a one-time grant of RSUs (the “2003 RSUs”) under the 1994 Long Term Incentive Stock Plan to the named executive officers and other persons who were then Company officers. Like the SERP, the grant of 2003 RSUs was intended to supplement the officers’ retirement benefits. For recipients of the 2003 RSUs who were 50 or older on the grant date, the 2003 RSUs vest in equal installments over the number of whole and fractional 12-month periods between the grant date and the holder’s 65th birthday, provided the holder continues to be employed by the Company on the vesting date. For recipients who were under age 50 on the grant date, 1/15th of the units vest upon each grant date anniversary, provided the holder continues to be employed by the Company on the vesting date. Messrs. Feehan, Bessant, Kauffman, Finn and Gaston received grants of 59,214, 12,303, 19,610, 17,773 and 13,719 RSUs, respectively. The 2003 RSUs held by Messrs. Feehan, Kauffman, Finn and Gaston vest in twelve, five, seven and five equal annual installments, respectively, on each grant date anniversary, with an additional final installment of the remaining unvested 2003 RSUs vesting on their respective 65th birthdays. Mr. Bessant’s 2003 RSUs vest in 15 equal installments on each grant date anniversary. The 2003 RSUs provide that the named executive officers may not receive vested shares until their retirement or other not-for-cause termination. They may, however, elect to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination and may also elect to receive the vested 2003 RSU shares in up to 10 annual installments following their termination rather than in a single payment. The holders of 2003 RSUs would forfeit any unvested 2003 RSUs if they leave the Company, and would forfeit all vested and unvested 2003 RSUs if they are terminated for cause.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program and to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided an annual automobile allowance, an allowance for professional services, certain medical expense reimbursements and club memberships.

Attributed costs of the personal benefits described above for the named executive officers for the year ended December 31, 2006 are included in the “All Other Compensation” column of the Summary Compensation Table and the notes to that Table.

We have entered into an employment agreement with our Chief Executive Officer and Executive Change in Control Severance Agreements with other executive officers, including the named executive officers. These Agreements are designed to promote stability and continuity of senior management. Information about payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control.”

Tax and Accounting Matters

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. This limitation does not apply to certain performance-based pay. The Committee and our management have recommended the approval of a Senior Executive Bonus Plan at the 2007 Annual Meeting of Shareholders under which, if the shareholders approve, senior executive officers’ short-term incentive compensation could be paid. The Committee believes that compensation paid under the Senior Executive Bonus Plan will qualify as performance-based compensation and will not be subject to the limitation under Section 162(m).

The Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet been issued, the Company believes it is operating in good faith compliance with the statutory provision, which went into effect January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation.”

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

B.D. Hunter, Chairman Daniel E. Berce A.R. Dike

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006. We have entered into an employment agreement with Mr. Feehan, our Chief Executive Officer, but not with the other named executive officers. When setting total compensation for Mr. Feehan and recommending total compensation for the other named executive officers, the Management Development and Compensation Committee (the “Committee”) reviews tally sheets that show each executive’s current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compen- sation ($)(5)	Total($)
Daniel R. Feehan CEO and President (Principal Executive Officer)(6)	2006	$503,571	—	$364,282	—	$246,795	—	$184,772	$1,299,420

Thomas A. Bessant, Jr. Executive VP – CFO (Principal Financial Officer)	2006	$267,900	—	$114,818	—	$104,944	—	$69,431	$557,093

James H. Kauffman Executive VP – Financial Services	2006	$297,517	—	$183,018	—	$116,648	—	$71,430	$668,613

Jerry D. Finn Executive VP – Pawn Operations	2006	$263,330	—	$143,164	—	$103,244	—	$64,318	$574,056

Michael D. Gaston Executive VP – Business Development	2006	$231,175	—	$137,796	—	$90,637	—	$61,539	$521,147

(1)	Portions of the amounts in these columns have been deferred under the 401(k) plan or the Nonqualified Savings Plan.

(2)	The amounts in the “Stock Awards” column reflect the dollar amount that the Company has recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R of awards of restricted stock units (“RSUs”) under the 1994 and 2004 Long Term Incentive Compensation Plans, including RSUs granted in and prior to 2006, and including the 2003 RSUs. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

(3)	Each of the named executive officers has deferred a portion of the stock they received upon vesting of their RSUs, as described in the “Option Exercises and Stock Vested in Fiscal 2006” table.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” reflect the cash awards paid in February 2007 to the named executive officers under the Short Term Incentive Plan (“STI plan”), which is discussed in further detail in the Compensation Discussion and Analysis Section under the heading “Executive Compensation Practices – Short Term Incentive Compensation.”

(5)	All Other Compensation consists of Company contributions to the named executive officers’ accounts under the 401(k), the Nonqualified Savings Plan and the SERP. It also includes personal benefits and perquisites provided to each named executive officer consisting of auto allowances, medical allowances, allowances for professional services, club memberships, tax reimbursements and, with respect to Mr. Feehan, a supplemental life insurance premium. The amounts of Company contributions during 2006 to the Nonqualified Savings Plan and the SERP are also reported in the Nonqualified Deferred Compensation Table below. As each of the named executive officers received more than $10,000 in total perquisites and personal benefits, the following specifies the value of perquisites and personal benefits comprising more than the greater of 10% of such officer’s total perquisites and personal benefits or $25,000:

(a)	A professional fee allowance of $59,360 paid to Mr. Feehan; of that amount, $860 consists of a tax gross up payment.

(b)	Auto allowances in the amount of $18,000 for Mr. Feehan and $15,000 for Messrs. Bessant, Kauffman, Finn and Gaston.

(c)	A club membership for Mr. Feehan valued at $11,376; of that amount $4,147 consists of a reimbursement for taxes owed.

(6)	The amounts shown for Mr. Feehan do not include his director’s fees. Such fees are shown on the “2006 Director Compensation” table on page 10.

GRANTS OF PLAN BASED AWARDS

The following table provides information about equity and nonequity awards made to our named executive officers under our Short Term Incentive and Long Term Incentive plans during 2006: (1) The grant date; (2) the minimum and target amounts of each named executive officer’s Short Term Incentive bonus; (3) the number of shares underlying restricted stock units awarded to the named executive officers under the 2004 Long Term Incentive Plan; and (4) the grant date fair value of each restricted stock unit award, as computed under FAS 123R.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock Awards ($)(3)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Daniel R. Feehan	1/25/2006	$0	$251,786	—	—	—	—	15,708	—	$378,563
Thomas A. Bessant, Jr.	1/25/2006	$0	$107,160	—	—	—	—	5,914	—	$142,527
James H. Kauffman	1/25/2006	$0	$119,007	—	—	—	—	6,682	—	$161,036
Jerry D. Finn	1/25/2006	$0	$105,332	—	—	—	—	5,914	—	$142,527
Michael D. Gaston	1/25/2006	$0	$92,470	—	—	—	—	5,192	—	$125,127

(1)	The target amounts in this column are the target awards under the Short Term Incentive Plan, or “STI plan,” and equal a specified percentage of the named executive officer’s 2006 base salary. The threshold amount represents the short-term incentive awards (“STI awards”) that would be payable if the Company did not meet the earnings threshold required for payment of any 2006 STI awards and if other specified incentive goals are not achieved. The STI plan did not specify a maximum amount. The actual amount of the 2006 STI awards paid in February 2007 to the named executive officers is shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The STI plan and the 2006 STI awards are discussed in further detail in the Compensation Discussion and Analysis Section under the heading “Executive Compensation Practices – Short Term Incentive Program.”

(2)	These amounts are the number of restricted stock units (“RSUs”) awarded by the Management Development and Compensation Committee in January 2006. The number of RSUs awarded was based on a percentage of each executive’s base salary at the time of the award and the average closing price of our common stock for the 20 calendar days ending on the date of the Committee meeting at which the award was approved. The percentages were: Mr. Feehan: 75%; Messrs. Bessant, Kauffman, Finn and Gaston: 54%. These RSUs vest in 25% increments on January 31 of each of the four years following the grant date, beginning January 31, 2007.

(3)	The amounts in this column were calculated by multiplying the number of RSUs granted in 2006 by $24.10, the closing price of Company common stock as of January 24, 2006, the day preceding the grant date.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

The following table provides information on the holdings of stock options and restricted stock units by the named executive officers as of December 31, 2006. This table includes option awards and unvested restricted stock units. Each option grant is shown separately for each named executive officer. For additional information about the restricted stock unit awards, see the description of Long Term Incentive Plan in the Compensation Discussion and Analysis section of this proxy statement.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#): Exercisable	Number of Securities Underlying Unexer- cised Options(#): Unexer- cisable	Equity Incentive Plan Awards: Number of Underlying Unexercised Unearned Options	Option Exercise Price ($)		Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel R. Feehan	150,000 62,500 62,500	—	—	$ $ $	10.125 7.950 9.410	1/26/10 1/23/12 1/22/13	78,386	$3,676,303	—	—

Thomas A. Bessant, Jr.	25,000 50,000	—	—	$ $	7.950 9.410	1/23/12 1/22/13	22,380	$1,049,622	—	—

James H. Kauffman	50,000 25,000 25,000	—	—	$ $ $	10.125 7.950 9.410	1/26/10 1/23/12 1/22/13	23,390	$1,096,991	—	—

Jerry D. Finn	—	—	—		—	—	22,898	$1,073,916	—	—

Michael D. Gaston	40,906	—	—		$10.8125	9/30/07	17,339	$813,199	—	—

(1)	The awards listed in this column include the following restricted stock units (“RSUs”) that were unvested as of December 31, 2006:

a.

RSUs granted December 22, 2003 under the 1994 Long Term Incentive Compensation Plan (“2003 RSUs”); as follows: Mr. Feehan: 44,485; Mr. Bessant: 9,842; Mr. Kauffman: 8,968; Mr. Finn: 10,550; Mr. Gaston: 6,135. The 2003 RSUs held by Messrs. Feehan, Kauffman, Finn and Gaston vest in equal annual installments each grant date anniversary, with the final installments vesting on their respective 65th birthdays. Mr. Bessant’s RSUs vest in 15 annual installments on each grant date anniversary. The 2003 RSUs are described in “Compensation Discussion and Analysis – Retirement and Other Benefits – Special Restricted Stock Unit Award.”

b.	RSUs granted on January 21, 2004 under the 1994 Long Term Incentive Compensation Plan: Mr. Feehan: 8,172; Mr. Bessant: 2,852; Mr. Kauffman: 3,477; Mr. Finn: 2,662; Mr. Gaston: 2,700. These RSUs vest in 25% installments on each grant date anniversary, beginning in 2005.

c.	RSUs granted on January 26, 2005 under the 2004 Long Term Incentive Compensation Plan: Mr. Feehan: 10,021; Mr. Bessant: 3,772; Mr. Kauffman: 4,263; Mr. Finn: 3,772; Mr. Gaston: 3,312. These RSUs vest in 25% installments on January 31, beginning in 2006.

d.	RSUs granted on January 25, 2006 under the 2004 Long Term Incentive Compensation Plan: Mr. Feehan: 15,708; Mr. Bessant: 5,914; Mr. Kauffman: 6,682; Mr. Finn: 5,914; Mr. Gaston: 5,192. These RSUs vest in 25% installments on each January 31, beginning in 2007.

(2)	The market value of the unvested RSUs is based on the closing market price of our common stock as of December 31, 2006, which was $46.90.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

The following table provides information, for the named executive officers, on (1) the aggregate stock option exercises during 2006, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on exercise(#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)(2)(3)	Value realized on vesting ($)(4)
Daniel R. Feehan	172,676	$3,029,578	12,336	$410,008
Thomas A. Bessant, Jr.	8,100	$290,841	3,505	$104,760
James H. Kauffman	75,000	$1,752,235	6,707	$241,078
Jerry D. Finn	—	—	4,996	$175,003
Michael D. Gaston	62,500	$2,198,082	4,982	$176,878

(1)	Values reflect the aggregate difference between the option exercise prices and the prices of the Company’s stock when the options were exercised.

(2)	A portion of the shares acquired on vesting are shares receivable upon vesting of RSUs received as annual Long Term Incentive Plan awards (“LTIP RSUs”) that have been deferred, as follows: Mr. Feehan: 4,086 shares with a value of $96,511 at vesting; Mr. Kauffman: 1,739 shares with a value of $41,075 at vesting; and Mr. Gaston: 1,350 shares with a value of $31,887 at vesting.

(3)	An additional portion are shares receivable on vesting of RSUs granted in December 2003 (the “2003 RSUs”) that, by the terms of the 2003 RSU grant, are not payable to the named executive officer until his retirement or other not-for-cause termination, or such later date or dates to which he may have deferred receipt, as follows: Mr. Feehan: 4,909 shares with a value of $224,292 at vesting; Mr. Bessant: 820 shares with a value of $37,466 at vesting; Mr. Kauffman: 3,547 shares with a value of $162,062 at vesting; Mr. Finn: 2,407 shares with a value of $109,976 at vesting; and Mr. Gaston: 2,528 shares with a value of $115,504 at vesting. The 2003 RSUs are described in Compensation Discussion and Analysis – Retirement and Other Benefits – Special Restricted Stock Unit Award.

(4)	Values based on the closing price of the Company’s stock on the day preceding the respective vesting dates.

PENSION BENEFITS

We do not have a defined benefit pension plan for our employees and have not included a table disclosing the actuarial present value of each named executive officer’s accumulated benefits under defined benefit pension plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year. The only retirement plans available to the named executive officers were our qualified 401(k) savings plan, which is available to all employees, the Nonqualified Savings Plan, which is available to officers and certain other highly-compensated employees, and the Supplemental Executive Retirement Plan, or “SERP,” which is available to our officers. The Nonqualified Savings Plan and the SERP are both described in “Compensation Discussion and Analysis – Retirement and Other Benefits” and in the “Nonqualified Deferred Compensation” section of this proxy statement, which follows.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows compensation deferred under our Nonqualified Savings Plan and the Supplemental Executive Retirement Plan (“SERP”), and information about shares of our common stock receivable upon the vesting of restricted stock units (“RSUs”) that the executives have received as part of their long-term incentive compensation and have elected to defer (“LTIP RSUs”) or RSUs that, by their terms, are not payable until the executive retires or otherwise leaves the Company (the “2003 RSUs”). It shows (1) the amounts each named executive officer deferred into each plan during 2006, and the dollar value of RSUs deferred during 2006; (2) the amounts that the Company contributed on behalf of each named executive officer to each plan; (3) the aggregate earnings of each named executive officer under both plans; (4) the aggregate withdrawals or distributions made from these plans by or on behalf of each named executive officer; and (5) the aggregate balance at December 31, 2006 of each named executive officer’s Nonqualified Savings Plan and SERP accounts and the aggregate value as of December 31, 2006 of the vested RSUs that have been deferred. You may find additional information about the Nonqualified Savings Plan, the SERP, and the 2003 RSUs in the Compensation Discussion and Analysis under “Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2006 (1)(3)	Registrant Contributions in 2006(2)(3)	Aggregate Earnings in 2006(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2006(3)
Daniel R. Feehan	Nonqualified Savings SERP Deferred RSU Shares(5)	$26,105 — 320,804	$12,696 75,750 —	$93,591 37,030 430,773	—	$656,903 279,537 1,074,057

Thomas A. Bessant, Jr.	Nonqualified Savings SERP Deferred RSU Shares(5)	$6,204 — 37,466	$4,345 36,646 —	$83,911 19,367 39,900	—	$216,215 131,515 115,421

James H. Kauffman	Nonqualified Savings SERP Deferred RSU Shares(5)	$21,128 — 203,138	$3,369 41,840 —	$469,526 22,599 254,206	—	$1,368,976 157,755 662,181

Jerry D. Finn	Nonqualified Savings SERP Deferred RSU Shares(5)	$30,949 — 109,976	$2,515 36,319 —	$54,751 12,348 117,099	—	$546,248 116,382 338,759

Michael D. Gaston	Nonqualified Savings SERP Deferred RSU Shares(5)	$29,324 — 147,391	$3,216 32,507 —	$188,238 10,544 186,372	—	$680,078 110,943 482,320

(1)	The contributions to the Nonqualified Savings Plan described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2006.

(2)	The registrant contributions to the Nonqualified Savings Plan and SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2006.

(3)	The Nonqualified Savings amounts in these columns are net of “spillovers” made in 2007 from the executive’s Nonqualified Savings Plan to the executive’s 401(k) plan. The spillover amounts were determined after a nondiscrimination review of the prior year’s participation by all employees in our 401(k) savings plan, and are amounts that Nonqualified Savings Plan participants could have contributed to their 401(k) accounts during the prior year under IRS rules. Such determination and spillover are made by March 15 of the following year.

(4)	The amounts in this column, which are not included in the Summary Compensation table, (a) reflect the rate of return on hypothetical investments that each named executive officer has selected for his Nonqualified Savings Plan and SERP accounts from an array of investment options that mirrors the funds in the 401(k) plan, with the exception that an investment in Company stock is not available under the SERP; and (b) with respect to shares receivable upon the vesting of RSUs that have been deferred, reflect the return calculated as described in the following footnote. The annual rates of return for these investments for the calendar year ended December 31, 2006, as reported by the administrator of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Instl	3.99%	Baron Asset	14.64%
Dodge & Cox Balanced	13.86%	Royce Low-Priced Stock Service	18.97%
Credit Suisse Large Cap Growth Comm	2.72%	American Beacon Intl Equity Plan	26.15%
T. Rowe Price Equity Income	19.14%	Cash America International common	102.85%
Schwab S&P 500 Index Inv	15.48%	Schwab Investor Money Market	4.50%
Transamerica Premier Equity Inv.	7.54%

(5)	“Deferred RSU Shares” consist of vested LTIP RSUs received that the named executive officers have deferred and of vested 2003 RSUs. The amounts shown for Deferred RSU Shares consist of:

(a) in the “Executive Contributions in 2006” column, the aggregate value of deferred LTIP RSUs and 2003 RSUs on their respective vesting dates, as follows: (i) LTIP RSUs that vested on January 21, 2006, valued at $23.62: Mr. Feehan: 4,086 shares, Mr. Kauffman: 1,739 shares; and Mr. Gaston: 1,350 shares; and (ii) 2003 RSUs vested on December 22, 2006, valued at $45.69: Mr. Feehan: 4,909 shares; Mr. Bessant: 820 shares; Mr. Kauffman: 3,547 shares; Mr. Finn: 2,407 shares; and Mr. Gaston: 2,528 shares;

(b) in the “Aggregate Earnings in 2006” column, the aggregate change in value from January 1, 2006 through December 31, 2006 of Deferred RSU Shares outstanding during all of 2006, or from their respective vesting dates through December 31, 2006 for Deferred RSU Shares deferred during 2006; and

(c) in the “Aggregate Balance at December 31, 2006” column, the aggregate value of all Deferred RSU Shares (including those that had vested in prior years) based on $46.90, the closing stock price at December 31, 2006.

The 2003 RSUs provide that the named executive officers may not receive vested shares until their retirement or other not-for-cause termination. The 2003 RSUs held by Messrs. Feehan, Kauffman, Finn and Gaston vest in equal annual installments on each grant date anniversary, with an additional final installment of any remaining unvested 2003 RSUs vesting on their respective 65th birthdays; the number of installments depend on their respective ages on the grant date; Mr. Bessant’s RSUs vest in 15 annual installments on each grant date anniversary. The 2003 RSUs are described in “Compensation Discussion and Analysis – Retirement and Other Benefits – Special Restricted Stock Unit Award.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. Mr. Feehan has an employment agreement with the Company dated as of January 21, 2004, which expires April 30, 2007. Under his agreement, the Board of Directors determines his compensation annually, subject to minimum annual compensation of $433,000. The agreement includes Mr. Feehan’s covenant not to compete with the Company during the term of his employment and for a period of three years thereafter.

Under his employment agreement, if the Company terminates Mr. Feehan other than for cause or fails to renew the term of the agreement upon expiration, he will be entitled to receive the remainder of his then-current year’s salary in a lump sum. He would also be entitled to receive an amount equal to his then-current salary plus his average annual bonus for the three preceding years in equal monthly installments over the longer of the following three-year period or the remainder of the agreement term. All other rights and benefits Mr. Feehan may have under the Company’s employee and/or executive benefit plans and arrangements generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

Mr. Feehan’s employment agreement provides that if he dies or is incapacitated, he or his estate would continue to receive his salary for the following 12 months.

Payments to other Named Executive Officers. We do not currently have a formal severance plan for the other named executive officers. Offer letters provided to officers who joined the Company as executive vice presidents, including Mr. Kauffman in June 1996 and Mr. Gaston in March 1997, generally provide that such officers will receive a severance package that includes a payment or series of payments equal to 12 months salary, plus the continuation of certain life, health and disability benefits. While severance arrangements are generally handled on a case by case basis and are subject to the discretion of senior management and the Committee, we expect that we would follow the practices reflected in the executive vice president offer letters for any executive vice president. Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year, provided that the officer was a Company employee at the end of that year; vested grants under our Long Term Incentive Plan for the most recently completed fiscal year; and vested contributions and earnings under the Nonqualified Savings Plan and the Supplemental Executive Retirement Plan. In addition, if the executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs upon his resignation, retirement or any termination, including by reason of his disability or death, except as described below for terminations during specified periods following a change in control of the Company.

Payments made Upon a Change of Control

Mr. Feehan’s employment agreement and the Executive Change-In-Control Severance Agreements specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change in control.

Mr. Feehan’s Employment Agreement. Under his employment agreement, if Mr. Feehan resigns or is terminated other than for cause within twelve months after a “change in control” of the Company, he will be entitled to:

•	Earned and unpaid salary;

•	A pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year;

•	A lump sum equal to three times his annual salary;

•	A lump sum equal to three times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•	Immediate vesting of any outstanding unvested cash-based and equity-based long term incentive awards;

•	Continued health benefits for thirty-six months and an amount equal to 18 times the first monthly COBRA premium, paid in a lump sum;

•	Executive placement services from an executive search/placement firm; and

•

An amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover the additional state and federal income, excise, and employment taxes that may arise on this additional payment.

Mr. Feehan’s employment agreement provides that a change in control is deemed to occur:

•	if any person not affiliated with us becomes the beneficial owner of 30% or more of our voting securities;

•	if, during any 24 consecutive month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances;

•

if a person or group not affiliated with us acquires (or has acquired during the 12-month period ending on the date of such person’s or group’s most recent acquisition) gross assets of the Company with an aggregate fair market value of greater than or equal to over 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions; or

•	if any other transaction takes place that the Board of Directors of the Company designates as constituting a change of control.

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers other than Mr. Feehan provide that if, within 24 months after a “change in control” of the Company, the Company terminates the executive other than for cause or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to

•	Earned and unpaid salary;

•	A pro-rated portion of the target annual bonus under the existing bonus plan based on the number of months employed during the year;

•	A lump sum equal to two times the executive’s annual salary;

•	A lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•	Immediate vesting of any outstanding unvested cash-based and equity-based long term incentive awards;

•	Continued health benefits for twenty-four months and an amount equal to six times the first monthly COBRA premium, paid in a lump sum;

•	Executive placement services from an executive search/placement firm; and

•

An amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover additional state and federal income, excise, and employment taxes that may arise on this additional payment.

The Executive Change-in-Control Severance Agreements provide that a change in control is deemed to occur:

•	if any person not affiliated with us becomes the beneficial owner of 30% or more of our voting securities;

•	if, during any 24 consecutive month period, a majority of the directors at the beginning of such period are replaced other than in specific circumstances;

•

upon the consummation of a merger or consolidation of the Company with any other corporation, other than: (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Company’s then outstanding securities;

•

if the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the Company’s sale or disposition of all or substantially all of its assets (or any transaction having a similar effect); or

•	upon any other transaction that the Board of Directors designates as being a change in control.

Accelerated Vesting of Awards under Long Term Incentive Plans. The agreements relating to the restricted stock units (“RSUs”) granted under the 1994 and 2004 Long Term Incentive Plans (the “LTIPs”), including the annual RSU awards and the 2003 RSUs, provide that the vesting of unvested restricted stock units would be accelerated if there is a change in control, as defined in the agreements.

Accelerated Vesting under the Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan (“SERP”) provides that the vesting under the SERP would be accelerated if there is a change in control, as defined in the SERP, or if the executive’s employment is terminated as a result of his job being abolished. All of the named executive officers are fully vested in the SERP.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts if their employment terminates. The last column in the Nonqualified Deferred Compensation Table reports each named executive officer’s aggregate balance at December 31, 2006 under each plan. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore amounts that the named executive officer would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

Potential Payments

The following tables show potential payments to our named executive officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment, assuming a December 31, 2006 termination date and, where applicable, using the closing price of our common stock of $46.90 (as reported on the New York Stock Exchange as of December 29, 2006), and assuming that the named executives had met requirements under our incentive compensation plans that the executive be employed as of year end to receive benefits relating to the year. As of December 31, 2006, each executive had received all of the base salary earned during 2006, and no portion of the base salary was unpaid at that date.

Daniel R. Feehan

Benefit	Retirement	Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	—		$2,559,355	(1)	$2,292,054	(2)
Base Salary Continuation	—	$512,232	(3)	—		—
Earned but unpaid short term incentive compensation	$246,795	$246,795		$246,795		$251,786
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		—		$3,676,303
Continued Health Benefits	—	—		$11,709	(4)	$60,025	(5)
Outplacement Benefits	—	—		—		$50,000
Tax Gross Ups	—	—		—		$641,781	(6)
Deferred Vested RSUs	$1,074,057	$1,074,057		$1,074,057		$1,074,057

(1)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2006 and (b) three times the average of STI awards of $164,004, $372,545 and $486,100 paid with respect to 2005, 2004 and 2003 performance, respectively. To be paid in 36 monthly installments.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2006 and (b) three times the target STI award under the 2006 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12 month period following termination due to death or disability.

(4)	Consists of supplemental health premiums to be paid over a 12 month period.

(5)	Consists of COBRA payments to be paid over an 18 month period, supplemental health premiums to be paid over a 36 month period and an amount equal to 18 times the first monthly COBRA premium, paid in a lump sum.

(6)	Assumes that Mr. Feehan would be subject to excise taxes under IRS rules for such payments.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$277,000	(1)	$768,320	(2)
Earned but unpaid short term incentive compensation	$104,944	$104,944		$107,160
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		$1,049,622
Continued Health Benefits	—	$19,320	(3)	$61,892	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups	—	—		$114,035	(5)
Deferred Vested RSUs	$115,421	$115,421		$115,421

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2006 and (b) two times the target STI award under the 2006 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of COBRA payments to be paid over an 18 month period, supplemental health premiums to be paid over a 24 month period and an amount equal to six times the first monthly COBRA premium, paid in a lump sum.

(5)	Assumes that Mr. Bessant would be subject to excise taxes under IRS rules for such payments.

James H. Kauffman.

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$302,635	(1)	$843,284	(2)
Earned but unpaid short term incentive compensation	$116.648	$116,648		$119,007
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		$1,096,991
Continued Health Benefits	—	$11,709	(3)	$40,017	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups	—	—		$410,792	(5)
Deferred Vested RSUs	$662,181	$662,181		$662,181

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Kauffman’s base salary as of December 31, 2006 and (b) two times the target STI award under the 2006 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of COBRA payments to be paid over an 18 month period, supplemental health premiums to be paid over a 24 month period and an amount equal to six times the first monthly COBRA premium, paid in a lump sum.

(5)	Assumes that Mr. Kauffman would be subject to excise taxes under IRS rules for such payments.

Jerry D. Finn

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$267,860	(1)	$746,384	(2)
Earned but unpaid short term incentive compensation	$103,244	$103,244		$105,322
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		$1,073,916
Continued Health Benefits		$11,709	(3)	$40,017	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups	—	—		$96,991	(5)
Deferred Vested RSUs	$338,759	$338,759		$338,759

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Finn’s base salary as of December 31, 2006 and (b) two times the target STI award under the 2006 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of COBRA payments to be paid over an 18 month period, supplemental health premiums to be paid over a 24 month period and an amount equal to six times the first monthly COBRA premium, paid in a lump sum.

(5)	Assumes that Mr. Finn would be subject to excise taxes under IRS rules for such payments.

Michael D. Gaston

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$235,150	(1)	$655,240	(2)
Earned but unpaid short term incentive compensation	$90,637	$90,637		$92,470
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		$813,199
Continued Health Benefits	—	$11,709	(3)	$40,017	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups				$116,529	(5)
Deferred Vested RSUs	$482,320	$482,320		$482,320

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Gaston’s base salary as of December 31, 2006 and (b) two times the target STI award under the 2006 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of COBRA payments to be paid over an 18 month period, supplemental health premiums to be paid over a 24 month period and an amount equal to six times the first monthly COBRA premium, paid in a lump sum.

(5)	Assumes that Mr. Gaston would be subject to excise taxes under IRS rules for such payments.

AUDIT COMMITTEE REPORT

The Committee. The Audit Committee (“we” or “the Committee”) consists of three non-employee, independent directors: James H. Graves, Timothy J. McKibben and Daniel E. Berce. Mr. Graves chairs the Committee. The Board has determined that each Committee member is “independent,” as the Securities Exchange Act of 1934, as amended, and current NYSE listing standards define that concept, and that each is financially literate. The Board has also determined that both Mr. Graves and Mr. Berce qualify as “audit committee financial experts” within the meaning of SEC regulations.

Audit Committee Responsibilities. Our function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information we receive from, and discussions with, management and the independent registered public accounting firm. Our role is not intended to duplicate or certify the activities of management or the independent registered public accounting firm.

We have adopted, and annually review, a charter outlining the practices we follow. Our principal responsibilities include:

•	reviewing the Company’s financial statements and financial reporting and accounting policies with management and the independent registered public accounting firm;

•	reviewing the scope of the annual audit and reports and recommendations submitted by the independent registered public accounting firm;

•

overseeing the relationship with the Company’s independent registered public accounting firm, including engaging, replacing or discharging that firm, reviewing that firm’s independence, qualifications, services, fees, and performance, and pre-approving all professional services that such firm provides; and

•	reviewing and overseeing the Company’s internal audit and compliance functions.

Our charter is available in the “Corporate Governance” portion of the “Investor Relations” section of the Company’s website, www.cashamerica.com.

Audit Committee Report. During 2006, we met regularly and held many discussions with management, the independent registered public accounting firm and the Company’s internal auditors. During these meetings and in meetings this year concerning the Company’s annual report on Form 10-K for the year ended December 31, 2006, we have:

•	reviewed and discussed the audited financial statements included in the Form 10-K with management and the Company’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•	reviewed and discussed with the independent registered public accounting firm its judgments as to the quality (and not just the acceptability) of the Company’s accounting policies;

•	received the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”;

•

discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU §380”, as amended;

•

discussed with senior management, the independent registered public accounting firm and internal auditors the process used for the chief executive officer and chief financial officer to make the required certifications in connection with the 10-K and other periodic SEC filings; and

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and compliance functions and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

In accordance with our policy that we pre-approve all professional services provided by the independent registered public accounting firm, we have determined that the non-audit services provided by the independent registered public accounting firm to the Company (discussed above under “Independent Registered Public Accounting Firm”) are compatible with the independent registered public accounting firm’s independence.

We continue to monitor the performance and reports of the Company’s internal auditors, review staffing levels, oversee steps taken to implement recommended improvements in internal controls and procedures and perform other duties prescribed by our charter.

We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. Our considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements of the Company and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. We have appointed, and the Board of Directors has ratified, subject to shareholder approval, the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

James H. Graves, Chairman

Daniel E. Berce

Timothy J. McKibben

This Audit Committee Report does not constitute “soliciting material” and shall not be deemed to be “filed” or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference therein.

SUBMISSION OF SHAREHOLDER PROPOSALS

Any proposal to be presented by a shareholder at the Company’s 2008 Annual Meeting of Shareholders (whether in accordance with Securities and Exchange Commission Rule 14a-8 or otherwise) must be presented to the Company by no later than November 27, 2007. Any such proposal must be sent in writing to the Corporate Secretary of the Company at the Company’s address set forth at the beginning of this Proxy Statement.

* * * *

It is important that you return your proxy promptly to avoid unnecessary expense to the Company. Therefore, regardless of the number of shares of stock you own, please promptly date, sign and return the enclosed proxy in the enclosed reply envelope.

By Order of the Board of Directors,

J. Curtis Linscott

Secretary

March 29, 2007

Exhibit 1

CASH AMERICA INTERNATIONAL, INC.

SENIOR EXECUTIVE BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose.    Cash America International, Inc. hereby establishes the Cash America International, Inc. Senior Executive Bonus Plan (the “Plan”). The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. Amounts paid under the Plan are intended to qualify as performance based compensation under Code Section 162(m).

1.2 Effective Date.    The Plan shall be effective as of January 1, 2008, subject to the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the 2007 Annual Meeting of Shareholders. As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. An Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, is controlled by, controlling or under common control with the Company.

2.3 “Base Salary” means as to any Plan Year, 100% of the base salary actually paid during the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

2.6 “Committee” means the Management Development and Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.7 “Company” means Cash America International, Inc., a Texas corporation.

2.8 “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

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2.9 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10 “Maximum Award” means as to any Participant for any Plan Year, Two Million Five Hundred Thousand ($2,500,000) Dollars. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

2.11 “Participant” means as to any Plan Year, an officer of the Company who has been elected by the Committee for participation in the Plan for that Plan Year.

2.12 “Payout Formula” means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The Payout Formula may differ from Participant to Participant.

2.13 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, such Performance Goals shall be based on the attainment of one or more of the following objective measures with respect to the Company or an Affiliate, or such subsidiary, division or department of the Company or an Affiliate for or within which the Participant performs services: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; pre- or after-tax income from continuing operations; pre-or after-tax income excluding extraordinary items; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and/or improvement in or attainment of working capital levels. Performance Goals shall be set by the Committee in writing within the time period prescribed by Section 162(m) of the Code so that the outcome is substantially uncertain at the time the Performance Goals are established. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other companies.

2.14 “Plan Year” means the 2008 fiscal year of the Company and each succeeding fiscal year of the Company.

2.15 “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, which may be expressed as a percentage of his or her Base Salary or on any other basis as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants.    On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2 Determination of Performance Goals.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

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3.4 Determination of Payout Formula or Formulae.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards.    After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to January 1 of the year following the Plan Year, including by reason of Disability or death, he or she shall not be entitled to the payout of an Actual Award for the Plan Year, provided, however, that the Committee, in its discretion, may pay a Participant all or a portion of the Target Award actually earned for the Plan Year.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment.    Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment.    Except as provided in Section 4.4, payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned; provided, however, that if payment at such time is administratively impracticable due to unforeseeable circumstances, then payment shall be made as soon as reasonably practicable.

4.3 Form of Payment.    Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Other Deferral of Actual Awards.    The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5 Payments in the Event of Death.    If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator.    The Plan shall be administered by the Committee.

5.2 Committee Authority.    The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the

3

Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding.    The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 Nonassignability.    A Participant shall have no right to assign or transfer any interest under this Plan.

6.2 No Effect on Employment.    The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon a Participant for the continuation of his or her employment of any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability.    No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law.    If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, with the exception of Texas’ conflict of laws provision.

6.5 Affiliates of the Company.    Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination.    The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to shareholder approval.

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CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting April 25, 2007

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the “Company”) to be held in Phoenix, Arizona on April 25, 2007, and at any adjournment thereof, all of the stock of the Company standing in my name as of the record date of March 2, 2007 on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

(Continued and to be marked, dated and signed, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

1.	ELECTION OF DIRECTORS,	FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
	Nominees:	☐	☐
01 Daniel E. Berce 02 Jack R. Daugherty 03 A. R. Dike 04 Daniel R. Feehan 05 James H. Graves 06 B. D. Hunter 07 Timothy J. McKibben 08 Alfred M. Micallef
For, except vote withheld from the following nominee(s):

2.	Ratification of the appointment of Pricewaterhouse-Coopers LLP as independent registered public accounting firm for the year 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the Cash America International, Inc. Senior Executive Bonus Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature                                                                 Signature                                                                   Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

ñFOLD AND DETACH HERE ñ